Exhibit 99.1

4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS REPORTS
FISCAL 2007 FIRST QUARTER FINANCIAL RESULTS
Excellent business execution drives solid financial and operational performance
First Quarter Financial Highlights:
•	Net sales increased 92% to $90.1 million.

•	Pretax income increased 26% to $25.4 million.

•	Income per diluted share increased 22% to $0.44 inclusive of a one-time pretax charge of $9.7 million, or $0.17 per diluted share.
CHESTER, N.J. (Nov. 8, 2006) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fiscal first quarter ended Sep. 30, 2006.
Commenting on the Company’s fiscal 2007 first quarter results, Michael J. Valentino, president and CEO said, “With net sales of $90.1 million, we achieved solid year-over-year increases in pre-tax income and income per diluted share of 26 percent and 22 percent, respectively. These results are very impressive, especially given the fact that our pre-tax income of $25.4 was inclusive of a one-time pre-tax charge of $9.7 million – or $0.17 in diluted earnings per share – related to the July 31, 2006, repurchase of the Fort Worth manufacturing assets.”
Valentino added, “I am very proud of the strong financial and operational achievements made during the quarter. These results are truly reflective of the excellent level of business execution we have come to be known for in the industry. We are operating from a position of strength across all aspects of our business. In fact, according to Information Resources Inc., or IRI, data through September 2006, consumption for our adult Mucinex® franchise is up 50 percent, and consumption for Delsym® higher by 25 percent compared to year-ago levels. In addition, as we enter this upcoming cough/cold season we have vastly improved manufacturing capabilities and we have significantly better product distribution and retail positioning for our key brands.”
First Quarter Financial Results
Net sales for the quarter rose 92 percent to $90.1 million from $47.0 million in the fiscal 2006 first quarter, benefiting from improved depth and quality of distribution of Mucinex® DM, the launch of Children’s Mucinex®, and sales of the newly acquired Delsym® product line.

Income before taxes and diluted earnings per share increased 26 percent to $25.4 million and 22 percent to $0.44, respectively, in the fiscal 2007 first quarter, inclusive of a one-time, pre-tax charge of $9.7 million, or $0.17 per diluted share, related to the repurchase of the Fort Worth, Texas, manufacturing operations from Cardinal Health on July 31, 2006. As previously disclosed in a July 27, 2006, press release, “The Company expects to take a one-time pre-tax charge of between $8 and $10 million in the fiscal 2007 first quarter ending Sept. 30, 2006, depending on the final value of the assets and obligations of the transaction at closing.” In the prior-year period, income before taxes and diluted earnings per share were $20.1 million and $0.36, respectively.
A change in the Company’s annual effective tax rate also impacted the fiscal 2007 first quarter, resulting in a reduction in the tax rate to 36.3 percent from 38.5 percent in the fiscal 2006 first quarter. This change was primarily due to a tax deduction provided to U.S. manufacturers that the Company became eligible for as a result of the July 31, 2006, repurchase of the Fort Worth, Texas, manufacturing assets. The decline in the rate was also due to a shift in stock compensation expense from non-deductible incentive stock options to deductible non-qualified stock options.
The Company’s gross margin was 67.4 percent for the fiscal 2007 first quarter, compared to 81.9 percent in the prior-year period. The gross margin decline was primarily due to non-recurring expenses for items such as termination fees, exit costs and impaired assets recorded in connection with the repurchase of the Fort Worth manufacturing assets, which reduced the gross margin by 10 percentage points. The gross margin was also negatively impacted by a year-over-year change in product mix, including higher sales of lower-margin products including Mucinex® D, Children’s Mucinex®, Delsym® and a more than two-fold increase in the number of products packaged in display units.
Product Sales
Total net sales were $90.1 million in the fiscal 2007 first quarter. Net sales of single-ingredient Mucinex® grew 11 percent in the quarter to $40.8 million from sales of $36.6 million in the fiscal 2006 first quarter. Net sales of Mucinex® DM more than doubled in the quarter to $24.3 million from $10.4 million in the prior-year period due to the product’s improved depth and quality of distribution. Early in fiscal 2006, a combination of manufacturing and raw material supply issues resulted in the Company’s strategic decision to curtail the manufacture of some Mucinex® DM items to ensure adequate supply of single-ingredient Mucinex® for the 2005-2006 cough, cold and flu season. This resulted in a lower availability of Mucinex® DM at retail stores. Mucinex® D, launched in late October 2005, recorded net sales of $6.9 million. During the fiscal 2007 first quarter the Company was fully capable of filling retail orders for its oral solid extended-release guaifenesin products. Mucinex® franchise dollar market share measured 7.0% and the brand ranked No. 4 in the cold, cough, allergy and sinus category (tablets and liquids) for the 52 weeks ended Oct. 8, 2006.
Net sales of Delsym®, acquired by Adams in June 2006, were $8.2 million. Delsym® is the only FDA-approved OTC 12-hour liquid cough suppressant available in both adult and children’s strengths. The consumer advertising campaign for Delsym® launched Oct. 23, 2006.
In August 2006, Adams introduced its immediate-release guaifenesin-based Children’s Mucinex® products. Net sales for Children’s Mucinex® approximated $10.0 million in the fiscal 2007 first quarter, reflecting initial distribution and pipeline shipments to customers. The consumer marketing campaign for Children’s Mucinex® commenced Oct. 17, 2006.

Other Events:
•	Completed the repurchase of the Fort Worth, Texas, manufacturing assets and operations, increasing employee base to approximately 500. (July)

•	Added 25 new professional sales representatives to our existing 100-person sales force. (July)

•	Launched Children’s Mucinex® products. (Aug.)

•	Completed patient enrollment in the Phase IIb clinical study of erdosteine. (Oct.)

•	Launched third season of consumer advertising, introducing the “Junior Mucus™” character. (Oct.)

•	Announced two key senior executive promotions in conjunction with a broadening of the executive management team. (Oct.)

•	Filed lawsuit against URL/Mutual Pharmaceuticals for patent infringement on our single-ingredient extended-release guaifenesin products. (Oct.)

•	Received two gold awards for the Mr. Mucus® advertising campaign from Medical Marketing & Media (MM&M) at its third annual presentation ceremony. (Nov.)
Business Outlook
•	Selling, Marketing & Administrative Expenses
o	The Company expects to conduct a $70 million consumer advertising campaign in fiscal 2007.
■	This will consist of about $50 million to support the core Mucinex® brand, including the new Children’s Mucinex® line of products; and

■	Approximately $20 million to support the newly acquired Delsym® brand.
o	Adams anticipates incremental expenses related to its legal and patent defense.
•	Product Development Expenses
o	The Company expects spend between $30 and $35 million in fiscal 2007 for product development.
■	This includes approximately $10 to $15 million related to the U.S. development program for erdosteine. Enrollment in the Phase IIb study of erdosteine was completed in October 2006. The Company expects to report preliminary top-line results from the study by the end of March 2007. Assuming these results are positive, Adams would expect to move forward with Phase III development for erdosteine after an “End of Phase II” meeting at the FDA, which could occur early in fiscal 2008.

■	The Company also plans to spend about $20 million on other development projects, including line extensions and products utilizing the Adams’ patent-protected extended-release guaifenesin platform technology in combination with other respiratory ingredients. The first combination product has completed clinical development and Adams expects to file a New Drug Application, or NDA, with the FDA by the end of December 2006.

o	The Company has decided to postpone the previously announced fiscal 2007 launch of its two maximum-strength guaifenesin combination products due to slower than anticipated levels of trade distribution of its first maximum-strength extended-release product, Humibid®. The Company is in the process of implementing a retail program to increase distribution of Humibid®.
•	Gross Margin
o	The Company anticipates the gross margin for its adult extended-release guaifenesin products (Mucinex® and Humibid®) to approximate 80 percent of net sales in fiscal 2007. The gross margin for the Children’s Mucinex® products should range between 70 to 75 percent of net sales and the Delsym® product line should produce a gross margin in the range of between 60 to 65 percent of net product sales.
•	Effective Tax Rate
o	Adams’ annual effective tax rate decreased to 36.3 percent from 38.5 percent in the fiscal 2007 first quarter. As a result of the July 31, 2006, repurchase of the Forth Worth manufacturing operations from Cardinal Health, the Company is now eligible for a tax deduction provided to U.S. manufacturers. The Company estimates that its annual effective tax rate for fiscal 2007 will approximate 36.3 percent.
•	Capital Expenditures
o	Capital improvements are expected to approximate between $3 and $5 million in fiscal 2007, primarily related to the recently acquired manufacturing operations in Fort Worth, Texas.
Fiscal First Quarter 2007 Conference Call and Webcast
Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) is scheduled to announce its sales and earnings results for the fiscal first quarter of 2007 on Wednesday, November 8, 2006, before the market opens. At 9:00 a.m. (EST) on that day, Adams will conduct a conference call to review the fiscal first quarter results. Michael J. Valentino, president and CEO, and David P. Becker, chief financial and administrative officer and treasurer, and Robert D. Casale, chief operating officer, will host the conference call.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 12 p.m. on November 8 through 5 p.m. on November 15. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 8144067.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 11 a.m. on November 8 through 5 p.m. on December 8.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations/News and Events section of Adams’ web site, http://www.adamsrt.com.

About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s plans to conduct a consumer advertising campaign, to defend its suit against Mutual Pharmaceutical, and continue to develop and launch new products and conduct clinical trials. Such forward-looking statements can be identified by the words “believe,” “plan,” “anticipate,” “should,” “expect,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to: expand its product portfolio and effectively advertise and market existing products, successfully conduct clinical trials, protect its intellectual property; and other risk factors set forth Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this presentation.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT)

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2005
	(unaudited)
Net sales	$90,142	$47,017
Cost of goods sold	29,358	8,521

Gross margin	60,784	38,496

Selling, marketing & administrative	29,983	15,869
Product development	6,287	3,426
Other, net	(879)	(926)

Income before income taxes	25,393	20,127

Provision for income taxes	9,215	7,739

Net income	$16,178	$12,388

Income per common share

Basic	$0.46	$0.44
Diluted	$0.44	$0.36

Weighted-average of common shares used in income per share calculation
Basic	35,014	27,870
Diluted	36,965	34,745